EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Duff & Phelps Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-148144) on Form S-8 of Duff & Phelps Corporation of our report dated March 25, 2008, with respect to the consolidated balance sheet of Duff & Phelps Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income/(loss), and cash flows for the period October 4, 2007 to December 31, 2007; and the consolidated balance sheet of Duff & Phelps Acquisitions, LLC and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, changes in unitholders’ equity/(deficit) and comprehensive income/(loss), and cash flows for the period January 1, 2007 to October 3, 2007, and the years ended December 31, 2006 and 2005, which report appears in the December 31, 2007 annual report on Form 10-K of Duff & Phelps Corporation. Our report refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation and the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006 by Duff & Phelps Acquisitions, LLC.

/s/ KPMG LLP

New York, New York
March 25, 2008